Exhibit (h)(177)
Form of
THIS AGREEMENT (this “Agreement”) is made the [ ] day of February Two Thousand and Thirteen
BETWEEN
(1)	THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, a company incorporated in Hong Kong and having its principal place of business at 1 Queen’s Road Central, Hong Kong (the “Bank”);

(2)	JANUS CAPITAL MANAGEMENT LLC, a company incorporated in Delaware, USA and having its principal place of business at 151 Detroit Street, Denver, Colorado USA 80206 (the “QFII Applicant”); and

(3)	EACH CUSTOMER ACCOUNT LISTED IN PART 1 OF SCHEDULE 2 attached to this Agreement, separately and not jointly (each a “Fund” and together the “Funds”).
WHEREAS
(A)	Each Trust has appointed a global custodian (as identified in Schedule 2 to this Agreement and each of which known as “Global Custodian” hereinafter) as custodian for its assets pursuant to a custodian agreement entered into between itself and such Global Custodian (each a “Custody Agreement”). The Global Custodian provides custody services to the relevant Fund(s).

(B)	By a subcustodian agreement (as identified in Part 2 of Schedule 2 hereto, each of which known as the “Subcustodian Agreement”), the relevant Global Custodian appointed the Bank as its sub-custodian for the investments of its customers in China.

(C)	The QFII Applicant is the investment adviser of the Funds, in which capacity it is responsible for the day-to-day management of the Funds’ investment portfolio and furnishes continuous advice and recommendations concerning the Funds’ investments. The QFII Applicant also provides certain administrative and other services and is responsible for other business affairs of each Fund, subject to the terms and conditions set forth in the Funds’ respective investment advisory agreements.

(D)	The QFII Applicant wishes to apply for a Securities Investment Business License as a Qualified Foreign Institutional Investor (“QFII”) (“QFII License”) so as to be able to invest assets of the Funds in China.

(E)	Pursuant to the terms of the regulations issued by the State Administration of Foreign Exchange (“SAFE”) and the China Securities Regulatory Commission (“CSRC”) governing the application for a QFII License and the administration of the investments made through the QFII regime by a QFII in China (the “Investments”), the QFII Applicant must appoint a custodian to handle applicable application for a QFII License and to act as custodian of QFII-related Investments and handle applicable foreign exchange requirements pursuant to the regulations, the terms set out in this Agreement and the Subcustodian Agreements.

IT IS HEREBY AGREED AS FOLLOWS:
1.	Definitions
“Applicable Laws” means, with respect to any person, any laws, rules, regulations, notices, directives, or orders of any governmental or regulatory authority that are applicable to and with which such person is required to comply (whether or not having the force of law) as may be issued and amended from time to time and includes a reference to trading and other rules of the Stock Exchanges and CSDCC as issued and amended from time to time.
“Authorities” means CSRC, SAFE, and PBOC and/or any other applicable governmental departments (as the case may be) and “Authority” means any one of them.
“Available Balance” shall have the meaning ascribed thereto in Section 6.2.
“CSDCC” means the China Securities Depository and Clearing Corporation Limited.
“CSRC” means the China Securities Regulatory Commission or, where the context permits, its designated local authorities.
“Foreign Exchange Regulations” means the Provisions on Foreign Exchange Administration of Domestic Securities Investments by Qualifying Foreign Institutional Investors issued by SAFE on December 14, 2012, as amended from time to time.
“Foreign Ownership Limit” means the relevant percentage limits imposed under the Relevant Regulations on the maximum holdings that a foreign investor, on its own, and that foreign investors, in aggregate, may have in a particular PRC Security or PRC Securities.
“Implementing Provisions” means Provisions on the Implementation of the QFII Rules (as defined below) promulgated by the CSRC and effective from July 27, 2012, as amended from time to time.
“Interest Holders” has the meaning ascribed thereto in Section 2.2.
“Investment Quota” shall have the meaning ascribed thereto in Section 3.1.
“Loss” or “Losses” means all losses, liabilities, costs (including legal costs), charges, expenses, penalties, judgments, awards, claims and demands.
“PBOC” means the People’s Bank of China, and for the avoidance of doubt, includes references to the China Banking Regulatory Commission where applicable.
“PRC” or “China” means the People’s Republic of China, excluding, for the purposes of this Agreement, the Hong Kong and Macau Special Administrative Regions and Taiwan.
“PRC Broker” means a domestic securities company that is a member of one or more Stock Exchange(s) and is appointed by or on behalf of the QFII Applicant pursuant to the QFII Regulations to deal with the QFII-related PRC Securities trading activities in the PRC.
“PRC Securities” means RMB financial instruments which are permitted for investment by QFIIs from time to time and which may include: (a) shares (excluding B Shares) traded on the

Stock Exchanges, (b) government bonds traded on the Stock Exchanges, (c) convertible bonds traded on the Stock Exchanges, (d) securities investment funds, (e) warrants traded on the Stock Exchanges, and (f) any other financial instruments approved for the purposes of the QFII scheme by the CSRC from time to time.
“QFII License” means a securities business investment permit issued by the CSRC pursuant to the QFII Regulations.
“QFII Regulations” means, collectively, the QFII Rules and the Implementing Provisions, as amended, supplemented or restated from time to time.
“QFII Rules” means Measures on the Administration of the Domestic Securities Investment of Qualifying Foreign Institutional Investors, jointly promulgated by the CSRC, SAFE and PBOC on August 24, 2006 and effective on September 1, 2006, as amended from time to time.
“QFII Securities Transactions Notice” means the Circular on Relevant Issues Concerning Depository and Clearing Business in relation to Securities Transactions in the PRC by Qualifying Foreign Institutional Investors issued by CSRC on July 4, 2003, as amended from time to time, addressing certain issues in relation to erroneous transactions in PRC Securities.
“Rectification Procedures” shall have the meaning ascribed thereto in Section 7.4.
“Relevant Regulations” means collectively the rules, as amended from time to time, formulated specifically to deal with QFII-related activities or which are directly relevant to the conduct of such activities, including the QFII Regulations, the Foreign Exchange Regulations, the Detailed Implementing Rules for the Registration and Settlement Related Businesses of China Securities Depository & Clearing Corporation Limited in relation to Securities Investments by Qualifying Foreign Institutional Investors in the PRC approved by the CSRC and promulgated on December 1, 2002, the Detailed Implementing Rules of the Shanghai Stock Exchange on Securities Transactions by Qualifying Foreign Institutional Investors issued by the Shanghai Stock Exchange and effective on December 1, 2002, the Detailed Implementing Rules of the Shenzhen Stock Exchange on Securities Transactions by Qualifying Foreign Institutional Investors issued by the Shenzhen Stock Exchange and effective on December 1, 2002, and the QFII Securities Transactions Notice, together with any additional rules, regulations, orders, notices or directives or directions issued from time to time in relation to any of the activities contemplated by this Agreement.
“Relevant Requirements” shall have the meaning ascribed thereto in Section 13.5.
“RMB” means Renminbi, the lawful currency of the PRC.
“SAFE” means the State Administration of Foreign Exchange of the PRC, or, where the context permits, its designated local authorities;
“Stock Exchanges” means the Shanghai Stock Exchange, the Shenzhen Stock Exchange and such other stock exchanges opened for the time being in the PRC and “Stock Exchange” means any one of them.
“Trading Day” has the meaning ascribed thereto in Section 6.2.

2.	Appointment

2.1	Solely for the purposes of satisfying the Relevant Regulations and Applicable Laws pertaining to the QFII regime, the QFII Applicant, in its capacity as a QFII, hereby appoints the Bank and the Bank hereby accepts appointment to act as the local custodian of the QFII Applicant pursuant to the Relevant Regulations, Applicable Laws and the terms set out herein and the foregoing is not in contravention of the investment advisory agreements that the QFII Applicant has entered into with the Funds.

2.2	During the continuance of its appointment, the Bank shall observe and comply with all requirements and conditions imposed on the Bank by the Authorities relating to the QFII Applicant and the Funds (where applicable) in particular but without limitation shall supervise the QFII Applicant’s investment activities to the extent required by the Relevant Regulations and Applicable Laws pertaining to the QFII regime, and on becoming aware of any violations of the Foreign Exchange Regulations, shall report to SAFE in a timely manner, including by:
(a)	monitoring each transaction involving the assets of the Funds (as advised by the QFII Applicant) with a view to ensuring that any consideration is remitted to the Bank within time limits which are acceptable market practice in the context of the transaction;

(b)	monitoring the application of the income of the Funds (as advised by the QFII Applicant) with a view to ensuring that the Funds’ income is applied by the Funds (via the QFII Applicant) in accordance with the Relevant Regulations; and

(c)	subject to the terms of this Agreement, carrying out proper instructions given by the QFII Applicant unless such instructions conflict with the Relevant Regulations, in which case the Bank shall give the QFII Applicant, through the relevant Global Custodian, prompt notification of its refusal to so act and the reasons thereof and shall have no responsibility or liability to the QFII Applicant, any of the Funds and/or the holders of interests in any of the Funds (“Interest Holders”) for any Losses suffered as a consequence of the Bank refusing to so act on any such instructions.
2.3	The parties acknowledge that the securities in the Securities Account(s) (as defined in Clause 5.2) belong to the relevant Fund in whose name a sub-account is opened by the Bank, upon instructions from the QFII Applicant, and not to the QFII Applicant or any other Fund.

2.4	The parties agree and acknowledge that the assets of the Funds (as advised by the QFII Applicant) to be held in the PRC pursuant to the QFII License of the QFII Applicant are assets subject to the relevant Custody Agreement between a Trust and the Global Custodian and, as each Trust has appointed the Global Custodian to provide custody services to the Funds pursuant to the terms of the relevant Custody Agreement, the Global Custodian safe-keeps such assets. The parties further agree and acknowledge that as each Global Custodian has appointed the Bank as its sub-custodian in China pursuant to the relevant Subcustodian Agreement, the assets of the Funds (as advised by the QFII Applicant) to be held in the PRC pursuant to the QFII Applicant’s QFII License are safe-kept in the PRC by the Bank. The parties further agree and acknowledge that, in accordance with Section 14 below, each Subcustodian Agreement is supplemented by this

Agreement. Finally, the parties agree and acknowledge that the assets of the Funds (as advised by the QFII Applicant) held in the PRC shall be held in accordance with the Relevant Regulations and Applicable Laws.

3.	Application for QFII

3.1	The QFII Applicant hereby mandates the Bank to submit to SAFE and CSRC all those documents which it shall provide to the Bank required to be submitted pursuant to the QFII Regulations for a QFII License and an investment limit (the “Investment Quota”) and to perform all functions and do all such things required of a QFII custodian under the Relevant Regulations and Applicable Laws.

3.2	The Bank will make a submission after confirming that it has received all of the required documents and will report promptly to the QFII Applicant through the Global Custodian on advice of rejection or approval of the QFII License and Investment Quota.

3.3	The QFII Applicant shall take sole responsibility for ensuring that the application documents referred to in this Agreement comply with the requirements of the Relevant Regulations and Applicable Laws, and warrants that all information provided and any declarations made are complete, true and correct and the Bank shall have no responsibility to check or confirm the same. The Bank undertakes no other duties nor has any responsibility or liability for the success or otherwise of the application.

3.4	If any documents and reports to be submitted by the QFII Applicant to SAFE or CSRC or other relevant Authority are not prepared in Chinese, and are required to be prepared in Chinese, the QFII Applicant shall provide or procure the provision of Chinese translations at its own cost. Upon the request of the QFII Applicant, Bank may forward documents or reports not in Chinese to a translator for translation. Bank will use its best efforts to appoint a professional reputable translator but for the avoidance of doubt, the parties hereby agree that any translator so appointed is not an agent of the Bank and that the QFII Applicant shall be fully responsible for such appointment as a principal including the payment of fee for the translation. The Bank undertakes no duties or has no responsibility or liability for any discrepancies, inaccuracies or errors in the translation.

4.	Opening of and Operation of Bank Accounts

4.1	On approval of the QFII Applicant’s application to SAFE for an Investment Quota, the Bank shall open and maintain one or more than one foreign exchange account(s) (each a “Foreign Exchange Account”) and one or more than one corresponding RMB special deposit account(s) for each Foreign Exchange Account for the QFII Applicant (“RMB Special Account”) in such name(s) as permitted or required by SAFE or any other Authority in the PRC and maintain the required records in accordance with the provisions of the Relevant Regulations.

4.2	The QFII Applicant shall, on behalf of the Funds, remit funds into the relevant Foreign Exchange Account within the Investment Quota and any time-frame or deadline as prescribed by SAFE. The QFII Applicant, in its capacity as QFII, and the Funds acknowledge that the QFII Applicant shall notify the Bank to convert the funds from foreign currency into RMB needed for Investment and deposit the same into the corresponding RMB Special Account(s) of that Foreign Exchange Account (within such period of time as prescribed by SAFE or under the Relevant Regulations). The Bank shall have no responsibility or liability to the QFII Applicant, the Funds or any of the Interest Holders for any Losses directly or indirectly suffered as a consequence of the QFII Applicant failing to give proper notice to the Bank to effect such conversion.

4.3	The QFII Applicant shall, on behalf of the Funds, remit proceeds, apply for repatriation and effect any other deposit into, withdrawal from or transfer between any Foreign Exchange Account(s) and/or any RMB Special Account(s) at all times in accordance with the Foreign Exchange Regulations.

4.4	The Bank shall, in accordance with the Foreign Exchange Regulations, monitor and supervise the activities of the QFII Applicant and the Funds as conducted via the QFII Applicant, so as to ensure compliance with the Foreign Exchange Regulations and Applicable Laws. In the case of any instructions being given by the QFII Applicant or a Fund through the Global Custodian which if acted upon by the Bank would place the QFII Applicant, a Fund or the Bank in breach of the Foreign Exchange Regulations and/or Applicable Laws, the Bank shall not be obliged to, but may act on those instructions. If the Bank chooses not to act on such instructions, the Bank shall give the QFII Applicant or a Fund, through the Global Custodian prompt notification of its refusal to so act and the reasons thereof and shall have no responsibility or liability to the QFII Applicant, any of the Funds and/or the Interest Holders for any losses directly or indirectly suffered as a consequence of the Bank refusing to act on any such instructions

4.5	In the case of any breach of the Foreign Exchange Regulations or the Applicable Laws, the QFII Applicant in its capacity as a QFII, and the Funds will promptly rectify the position and promptly pay any fine imposed by SAFE. The QFII Applicant, in its capacity as a QFII, and the Funds acknowledge that in the case of any breach of the Foreign Exchange Regulations the Bank (including its delegate) may have its qualification as a custodian cancelled.

4.6	The QFII Applicant in its capacity as a QFII, and the Funds acknowledge the Bank’s obligation to make reports to SAFE and/or CSRC as required by the Foreign Exchange Regulations, Relevant Regulations and/or Applicable Laws and to comply with any investigation by SAFE and/or CSRC. The QFII Applicant in its capacity as a QFII, and the Funds agree to facilitate the making of any such report by the Bank and to co-operate with any such investigation as necessary.

4.7	The Bank will close the Foreign Exchange Accounts(s) and/or the RMB Special Account(s) in the event of a material breach by the QFII Applicant or a Fund of the Relevant Regulations or Applicable Laws, (ii) the occurrence of any of the situations specified in the Relevant Regulations, including but not limited to Article 32 of the QFII Rules and Articles 14 and 23 of the Foreign Exchange Regulations, or (iii) as otherwise required by the Authorities. The QFII Applicant in its capacity as a QFII, and the Funds through the Global Custodian, shall inform the Bank immediately in case of such breach and/or situation arising, any transfer of the Investment Quota of the QFII Applicant, the dissolution or filing of any action to commence the winding-up of the QFII Applicant or any of the Funds or the taking over of any assets held in any Account of the QFII Applicant or the taking over of any assets of the QFII Applicant or any of the Funds by a receiver.

5.	Opening of and Operation of Securities Account(s)

5.1	The QFII Applicant shall appoint one or more PRC Brokers for its domestic securities trading and shall open a brokerage account with each PRC Broker appointed. The QFII Applicant shall advise the Bank through the Global Custodian of such PRC Broker designation and the QFII Applicant shall advise the Bank through the Global Custodian of any change in the details of or the appointment of each PRC Broker.

5.2	The Bank shall make an application or applications to the CSDCC for a securities account or securities accounts (each a “Securities Account”) to be opened at each branch of the CSDCC in the name as required by the Authorities. Each Securities Account shall correspond to a RMB Special Account. The QFII Applicant, through the Global Custodian, shall provide the Bank with all relevant documents and information required by the Bank for the purposes of such application(s).

5.3	The QFII Applicant, in its capacity as a QFII, and the Funds shall comply with the provisions of the Relevant Regulations and Applicable Laws regarding the Investments and any Securities Account and shall not give instructions to a PRC Broker which if acted upon would result in a breach of the Relevant Regulations or Applicable Laws by the QFII Applicant, any of the Funds, the Bank or such PRC Broker.

5.4	The QFII Applicant, in its capacity as a QFII, and the Funds acknowledge that the Bank is responsible to the CSDCC for settlement of any and all transactions which are placed by the PRC Broker on the instructions of the QFII Applicant regardless of whether the settlement of the same will result in any breach of the Relevant Regulations or Applicable Laws.

5.5	In the case of any breach of the Relevant Regulations and Applicable Laws in relation to any Securities Account or Investment, the QFII Applicant, in its capacity as a QFII and on behalf of the Funds shall promptly rectify the situation in accordance with the Relevant Regulations and Applicable Laws and acknowledges that in case of its failure to do so the Bank may be obliged to do so.

6.	Prevention of Overdraft and Overselling

6.1	The QFII Applicant in its capacity as a QFII, and the Funds acknowledge that over-purchase and short sale of securities is not permitted under the Relevant Regulations and that no settlement failure is permitted under the Relevant Regulations. The QFII Applicant in its capacity as a QFII and on behalf of the Funds agrees not to give any instructions to its PRC Broker where it knows (or ought to know) that there is insufficient RMB in the relevant RMB Special Account or insufficient securities in the relevant Securities Account to permit settlement from the RMB Special Account and/or the Securities Account.

6.2	The QFII Applicant, in its capacity as a QFII and on behalf of the Funds pursuant to Section 10 hereto hereby authorizes and requires the Bank to send, and the Bank shall send, to the QFII Applicant through the Global Custodian, and/or to the relevant PRC Broker by such deadline as agreed between the QFII Applicant and/or the relevant PRC Broker and the Bank on each day on which the Shanghai and/or Shenzhen Stock Exchanges are open for trading (a “Trading Day”), and by the means agreed between the QFII Applicant and/or the relevant PRC Broker and the Bank, a statement of the balance of RMB available in the RMB Special Account for trading activities prior to market opening on the relevant Trading Day and a balance of the securities held by the Bank in the Securities Account(s) (the “Available Balance”) based on the available CSDCC securities trading and clearing data and the settlement instructions issued by the QFII Applicant, through the Global Custodian, and details of executed orders received from the QFII Applicant and/or the relevant PRC Broker.

6.3	The QFII Applicant, in its capacity as QFII and on behalf of the Funds shall procure the relevant PRC Broker:
(a)	to obtain the Available Balance from the Bank prior to the opening of the market on each morning of a Trading Day in accordance with the QFII Securities Transactions Notice, provided that the Bank shall be under no obligation to communicate with or provide any information to the PRC Broker other than the Available Balance;

(b)	to update the Available Balance by itself immediately after execution of any trades during any Trading Day;

(c)	to promptly send confirmations to the QFII Applicant and the Bank of all payments required to be made from the relevant RMB Special Account for settlement of all trades, deliveries and transactions executed by the relevant PRC Broker over the relevant Securities Account; and

(d)	to take all reasonable steps and actions needed to ensure that any proposed sale or purchase of securities by the QFII Applicant, in its capacity as QFII and on behalf of the Funds does not result in an over-purchase or over-sale of securities, including the steps set out in the QFII Securities Transactions Notice and this Agreement.
6.4	In the event any order is processed and as a result of settlement thereof the RMB Special Account becomes overdrawn, the QFII Applicant, in its capacity as QFII, and the Funds acknowledge the requirements and penalties that may be imposed on the Bank pursuant to the Relevant Regulations and/or Applicable Laws. The QFII Applicant, in its capacity as QFII and on behalf of the Funds will take whatever steps as required by the Bank to rectify the situation promptly.

6.5	Without prejudice to the generality of the foregoing, where any short sale is made by the QFII Applicant on behalf of a Fund in breach of the Applicable Laws and/or Relevant Regulations, the QFII Applicant, in its capacity as QFII and on behalf of the Fund shall, unless otherwise advised by the Bank, rectify the position by buying in the relevant securities needed to fully cover the short sale forthwith and in any event within the time frame specified by CSDCC.

6.6	The Bank shall be obligated to maintain a record of the Available Balance for a period of 3 months and shall make such record available to the QFII Applicant, and the relevant PRC Broker upon request.

7.	Erroneous Transactions

7.1	The QFII Applicant, in its capacity as QFII and on behalf of the Funds, shall send to the Bank through the Global Custodian its settlement instructions in respect of executed securities transactions and shall procure the relevant PRC Broker to send to the Bank execution reports regarding the orders such PRC Broker has executed on behalf of the QFII Applicant for a Fund on each Trading Day in such format, by such means, and within such time frame as agreed by the Bank, the QFII Applicant, and the relevant PRC Broker. In any event, the Bank shall not be liable for any Losses incurred by the QFII Applicant due to any acts or omissions committed by any PRC Broker, the QFII Applicant, a Fund, CSDCC, CSRC, SAFE, the Stock Exchanges, the clearing bank of CSDCC and any other relevant PRC authorities.

7.2	The Bank shall notify the QFII Applicant through the Global Custodian by the deadline and by such means as agreed between the QFII Applicant, and the Bank on each day on which any settlement of transactions is to take place of any discrepancy between the execution report provided to the Bank by the relevant PRC Broker, the settlement instructions provided to the Bank by the QFII Applicant on behalf of a Fund through the Global Custodian, and/or the securities trading and clearing data received by the Bank from CSDCC; provided that the Bank receives the report from the relevant PRC Broker, the settlement instructions from the QFII Applicant on behalf of a Fund through the Global Custodian, and/or data from CSDCC by such deadlines as have been agreed by the QFII Applicant, and the Bank, and where applicable, CSDCC.

7.3	The QFII Applicant, in its capacity as QFII and on behalf of the Funds, agrees to notify the Bank through the Global Custodian immediately on becoming aware of any discrepancy between its trading instructions to the relevant PRC Broker and the orders executed by such PRC Broker. The QFII Applicant, in its capacity as QFII and on behalf of the Fund, acknowledges that if any discrepancies cannot be resolved on such Trading Day, the settlement of securities and cash will be conducted in accordance with the securities trading and clearing data held by the CSDCC and undertakes that the QFII Applicant shall, and to procure the relevant PRC Broker to use their best endeavors to resolve the discrepancy as soon as reasonably practicable and notify the Bank through the Global Custodian of the solution or action to be taken accordingly.

7.4	In the event of any erroneous transaction, the QFII Applicant, in its capacity as QFII and on behalf of the Funds, and the Bank shall follow the error identification and rectification procedures as set out in the QFII Securities Transactions Notice and set out in Schedule 1 hereto and, to the extent not inconsistent, this Agreement and such other procedures as may be further agreed between both parties from time to time (together the “Rectification Procedures”). In particular, in case of any over-purchase of PRC Securities causing an overdraft to the RMB Special Account, the Bank and the QFII Applicant, in its capacity as QFII and on behalf of the Funds, agrees to follow the Rectification Procedures as prescribed by the QFII Securities Transactions Notice. Any party to this Agreement who becomes aware of any such overdraft shall notify the other party to this Agreement and the relevant PRC Broker in a timely fashion. The QFII Applicant, in its capacity as QFII and on behalf of the Funds, shall procure the relevant PRC Broker to follow the Rectification Procedures and cooperate with the Bank in taking such actions as may be required by the Rectification Procedures including sending the Bank and the Global Custodian a written explanation or confirmation for rectification, financial reporting or audit purposes. Pending rectification, the QFII Applicant, in its capacity as QFII and on behalf of the Funds, authorizes the Bank to hold the relevant PRC Securities on the terms of this Agreement as if duly owned by the relevant Fund.

7.5	The QFII Applicant, in its capacity as QFII and on behalf of the Funds, shall also ensure that during the term of this Agreement there will not be permitted to exist any inconsistency between the Rectification Procedures as agreed under or pursuant to this Agreement and any error identification or rectification procedures agreed under or pursuant to any agreement between the QFII Applicant and each PRC Broker.

7.6	The QFII Applicant, in its capacity as QFII and on behalf of the Funds, and the Bank further agree that if any of the provisions of this Agreement are inconsistent with the QFII Securities Transactions Notice, the requirements under the QFII Securities Transactions Notice shall prevail over such provisions and both parties agree to change, vary or amend the terms of this Agreement in good faith, if necessary, to bring them in line with the requirements of the QFII Securities Transactions Notice.

8.	Investment Restrictions and Foreign Ownership Limit

The QFII Applicant, in its capacity as QFII and the Funds acknowledge that the QFII Applicant’s Investment Quota may be invested only within the relevant Foreign Ownership Limit and that the QFII Applicant, in its capacity as QFII and the Funds are required to comply with the Relevant Regulations and Applicable Laws then in effect and any guidelines relating to forbidden investment practices issued by the CSRC, PBOC and SAFE. The Bank shall promptly notify the QFII Applicant and the Funds through the Global Custodian upon becoming aware of any transactions executed by a PRC Broker on behalf of the QFII Applicant for a Fund that will result in a breach of any Foreign Ownership Limits.

9.	Reports

9.1	The QFII Applicant, in its capacity as QFII and the Funds acknowledge that the Bank is required to prepare a report on the QFII-related Investment activities of the QFII Applicant and to submit the same to CSRC and SAFE within 3 months after the end of each PRC financial year.

9.2	The QFII Applicant, in its capacity as QFII and the Funds shall procure their respective Board of Directors or governing bodies or authorized officers to approve the report and procure the said report to be audited by a PRC-registered accountant at the QFII Applicant’s and/or the Fund’s own expense prior to the said report being returned to the Bank for onward submission to SAFE and CSRC, within the timeframe advised by the Bank.

9.3	The QFII Applicant, in its capacity as QFII and the Funds also acknowledge that the Bank may from time to time be required to prepare other reports on QFII-related activities and to submit the same to CSRC and/or SAFE in accordance with the QFII Regulations or Applicable Laws or as otherwise requested by CSRC and/or SAFE. The QFII Applicant, in its capacity as QFII and the Funds shall procure their respective relevant officers and governing bodies to prepare and approve such reports (where applicable) and provide the same to the Bank within the timeframe advised by the Bank.

10.	Disclosure to the QFII Applicant and each PRC Broker

The QFII Applicant, in its capacity as QFII and on behalf of the Funds, hereby authorizes and requires the Bank to supply and grant to the relevant PRC Broker and the QFII Applicant (including the PRC Broker’s and the QFII Applicant’s directors, officers, employees or agents, as applicable) access to any information in respect of the Available Balance of securities and cash, sales and purchases of securities under the Bank’s record such as may be required to facilitate the trading, transfer, clearing and/or settlement of cash and securities in relation to the QFII activities of the QFII Applicant on behalf of the Funds and otherwise for the purposes of implementing this Agreement; provided that any such information to be delivered to the QFII Applicant, including the directors, officers, employees or agents thereof, shall be given through the Global Custodian.

11.	Instructions

11.1	Operationally, the parties acknowledge and agree that with respect to instructions that are required under this Agreement to be given by a Fund or the QFII Applicant acting on behalf of the Fund, to the Bank, such instructions shall be delivered through the relevant Global Custodian and not to the Bank directly. Upon receipt of such instructions from the relevant Global Custodian, the Bank shall act upon such instructions.

11.2	Instructions to the relevant Global Custodian from a Fund or the QFII Applicant acting on behalf of the Fund and/or the Fund’s or the QFII Applicant’s authorized person(s), with respect to the accounts under this Agreement, shall be communicated pursuant to the terms of the Custody Agreement between the relevant Global Custodian and the Trust.

11.3	The Bank shall execute the instructions received from the relevant Global Custodian in accordance with the terms of this Agreement and, where applicable, those of the relevant Subcustodian Agreement. Unless otherwise instructed by the relevant Global Custodian, the Bank shall not act on any instruction received directly from any third party, including without limitation, the QFII Applicant or a Fund.

11.4	Where the Bank is required under this Agreement to report to or give notification to the QFII Applicant or a Fund or to seek clarification from the QFII Applicant or a Fund operationally, the parties acknowledge and agree that such report, notification or clarification request from the Bank to the QFII Applicant or a Fund shall be channeled through or via the Global Custodian with indication that the Global Custodian shall on receipt of any such notification or report or request for clarification promptly forward such notification, report or request to the QFII Applicant or the Fund. The Bank shall not be required to confirm that such notification, report or request has been transmitted onwards to the QFII Applicant or the Fund.

12.	Representations and Warranties

12.1	The Bank represents and warrants that:
(a)	it is duly organized and existing under the laws of Hong Kong with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)	at all times, it will, or will procure any delegate appointed pursuant to Section 20 below to:
(i)	duly obtain, and maintain, all approvals, permits, licences and other authorizations from the applicable Authorities, including without limitation, CSRC, PBOC and SAFE, to enable it lawfully to enter into, exercise its rights and comply with its obligations in this Agreement, including without limitation, to act as a custodian in the PRC;

(ii)	have a dedicated custody department with a qualified operational place of business and an adequate number of qualified staff specializing in custody in the PRC;

(iii)	establish and maintain in full force internal control measures for achieving the control objectives of its PRC custodial business and effect any necessary consents, licences and authorities as required by the Relevant Regulations;

(iv)	equip itself with any equipment and facilities (including hardware and software) necessary to operate the PRC custodial business, and ensure that such equipment and facilities are maintained in working order;

(v)	account to the Funds for any profit or benefit it or any third party derives from the assets of the Funds (as advised by the QFII Applicant);

(vi)	keep the assets of the Funds (as advised by the QFII Applicant) separate from its own assets and any other assets held by it for the benefit of any others (including, without limitation, any other QFIIs), and the QFII Applicant only to the extent the Bank has been advised and instructed by the QFII Applicant to establish and maintain separate accounts for each Fund ;

(vii)	ensure the assets of a Fund are separately recorded as belonging to the Fund as advised and instructed by the QFII Applicant in its books and records;

(viii)	comply with the Relevant Regulations and Applicable PRC Laws and other relevant laws and regulations (if applicable) in relation to the provision of its services hereunder, notwithstanding any inconsistency between such laws and regulations and the provisions of this Agreement and/or the Subcustodian Agreements and/or the Custody Agreements between a Global Custodian and the Trust(s); and

(ix)	ensure that proper accounting and other records and reports relating to the custodial operation, including financial statements, custodian’s report and consolidated report are prepared and kept in accordance with the Relevant Regulations and the Applicable Laws.
(c)	this Agreement has been duly authorised, executed, and delivered by it, constitutes a valid and legally binding obligation of it enforceable in accordance with its terms and no statute, regulation, rule, order, judgement or contract binding on it prohibits its execution or performance of this Agreement;

(d)	save as otherwise provided in this Agreement, it shall not, and any delegate appointed pursuant to Section 20 below shall not:

(i)	make a profit derived from the assets of the Funds (as advised by the QFII Applicant) for itself or any third parties;

(ii)	use the assets of the Funds (as advised by the QFII Applicant) for its or any third party’s benefit; nor

(iii)	subject to the standard rules, terms and conditions of CSDCC, take any lien over or security interest in any of the assets of the Funds (as advised by the QFII Applicant) except as specified in this Agreement and any other Relevant Regulations.
12.2	The QFII Applicant represents and warrants that:
(a)	the QFII Applicant is duly organized and existing under the laws of Delaware USA with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(b)	this Agreement has been duly authorized, and shall be duly executed and delivered, by the QFII Applicant, and this Agreement constitutes a valid and legally binding obligation of the QFII Applicant, enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the QFII Applicant prohibits its execution or performance of this Agreement;

(c)	the QFII Applicant will comply with all the Relevant Regulations and Applicable Laws in performing its obligations under this Agreement and in relation to the Investments and QFII activities in general, notwithstanding any inconsistency between such laws and regulations and the provisions of this Agreement and/or the Subcustodian Agreements and/or the custody agreement with each Global Custodian; and

(d)	the QFII Applicant will advise the Bank through the Global Custodian of all information or events that the Bank needs to know in order to comply with the Relevant Regulations or other Applicable Laws, or which are relevant to the QFII Applicant’s continued performance of its obligations under this Agreement including but not limited to:
(i)	any change in the appointment of a PRC Broker or change of the Broker’s relevant important information;

(ii)	any change in the corporate structure including any increase or reduction in capital of the QFII Applicant;

(iii)	any involvement in any litigation by the QFII Applicant which may reasonably be expected to cause a material change in capital of the QFII Applicant;

(iv)	any issue raised in connection with the annual license review of the QFII Applicant;

(v)	the imposition of any penalties against the QFII Applicant or its major shareholder(s) or actual controller(s) by any Authority;

(vi)	change of basic information of the QFII Applicant, such as the QFII Applicant’s name, responsible person, major shareholder(s) or actual controller(s);

(vii)	change of fund prospectus of Open-Ended China Fund (as defined by the Relevant Regulations) (if applicable); and

(viii)	any other circumstances which may affect the QFII Applicant’s ability to make Investments or its QFII status pursuant to the Relevant Regulations.
12.3	Each of the Funds represents and warrants that:
(a)	it is duly organized and existing under the laws of the jurisdiction of its incorporation or establishment with full power to carry on its business as now conducted, to enter into this Agreement, and to perform its obligations hereunder;

(b)	this Agreement has been duly authorized, and shall be duly executed and delivered, by the Fund, and this Agreement constitutes a valid and legally binding obligation of the Fund, enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Fund prohibits its execution or performance of this Agreement;

(c)	the Fund will comply with all the Relevant Regulations and Applicable Laws in performing its obligations under this Agreement and in relation to the Investments in general, notwithstanding any inconsistency between such laws and regulations and the provisions of this Agreement and/or the Subcustodian Agreements and/or the Custody Agreement between the Trust and the relevant Global Custodian; and

(d)	the Fund will advise the Bank through the Global Custodian of all information or events that the Bank needs to know in order to comply with the Relevant Regulations or other Applicable Laws with respect to this Agreement, or which are relevant to the QFII Applicant’s continued performance of its obligations under this Agreement including but not limited to:
(i)	any change in the structure of the Fund, its appointment of the Global Custodian or its appointment of the QFII Applicant;

(ii)	any involvement in any litigation by, or the imposition of any penalties against the Fund which may reasonably be expected to cause a material impact on the QFII Applicant’s ability to perform pursuant to this Agreement;

(iii)	change of fund prospectus of Open-Ended China Fund (as defined by the Relevant Regulations) (if applicable); and

(iv)	any other circumstances which may affect the Funds’ ability to make Investments through the QFII Applicant under the QFII regime.

13.	Indemnity and Limitation on Liability

13.1	The Bank shall not be liable for any Loss incurred by the QFII Applicant arising out of transfer, clearing or settlement in respect of the Investments as a result (directly or indirectly) of causes beyond its control including any acts, errors, default or omissions of the CSDCC, CSRC, SAFE, the stock exchanges, the clearing bank of CSDCC and other Authorities, any PRC Broker, the Global Custodian, the QFII Applicant, a Fund, any Interest Holders or the failure of any securities system to effect a settlement or any acts or omissions of such securities system. For the avoidance of doubt and notwithstanding any provisions herein to the contrary, the Bank shall not be liable to the QFII Applicant, a Fund or any Interest Holders for any consequential or indirect or special Losses (including any loss of profits, goodwill, reputation, business opportunity or anticipated saving), arising out of or in connection with this Agreement, whether or not the Bank has been advised of the possibility of such Loss.

13.2	The QFII Applicant, in its capacity as the QFII and on behalf of the Funds, hereby undertakes to ratify and confirm whatever the Bank may do in accordance with any instructions given by the QFII Applicant or a Fund to the Bank through the Global Custodian, in compliance with the requirements under the Relevant Regulations and Applicable Laws or directions of the Authorities and in the proper performance or exercise of its powers.

13.3	The QFII Applicant and each of the Funds hereby declare and covenant at all times hereafter to indemnify and hold the Bank harmless from and against all Losses suffered by the Bank arising out of or in connection with the proper performance or exercise of its said powers or services or any actions taken by the Authorities against the Bank arising from breach of any Relevant Regulations and Applicable Laws by the QFII Applicant or the Funds or any erroneous transactions executed by any PRC Broker or failure of settlement, provided, however, that QFII Applicant or a Fund shall have no duty to indemnify Bank for any Losses arising out of Bank’s negligence, willful misconduct or breach of this Agreement. In no case shall a Fund indemnify the Bank for Losses arising out of breach of any Relevant Regulations and Applicable Laws by another Fund. This indemnity shall continue notwithstanding the termination of this Agreement.

13.4	All the parties hereto acknowledge and agree that all liabilities of a Fund arising, directly or indirectly, under this Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets and property of the relevant Fund and that no Trustee, officer, agent, employee or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities unless the trust instrument specifies otherwise. The trust instrument describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, agents, employees and holders of shares of beneficial interest of the Fund.

13.5	The Bank shall indemnify the QFII Applicant and the Funds against any losses, liabilities, damages, costs and expenses (other than consequential or indirect or special damages or losses) arising where such losses, liabilities, damages, costs and expenses are attributable to the fraud, negligence, willful default or recklessness of the Bank in the performance of its duties hereunder.

13.6	The parties acknowledge that the Bank may take any action which the Bank, in its sole and absolute discretion, considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any policy of the Bank which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to any persons or entities which may be subject to sanctions (collectively, the “Relevant Requirements”). Such action may include, but is not limited to, the interception and investigation of transactions in relation to the assets of a Fund (particularly those involving the international transfer of funds) including the source of or intended recipient of funds paid in or out in relation to a Fund and any other information or communications sent to or by the QFII Applicant in its capacity as the QFII or on behalf of the Funds and/or a Fund. Such action undertaken by the Bank may delay or prevent the processing of instructions, and/or the settlement of transactions in respect of the QFII Applicant’s or the Bank’s performance of its obligations under this Agreement. Where legally permitted, the aforementioned delay and/or prevention shall be notified by the Bank to the QFII Applicant and a Fund through the Global Custodian.

13.7	The Bank shall not be liable for any Loss (whether direct or consequential and including without limitation, loss of profit or interest) or damage suffered by the QFII Applicant, a Fund or any of the Interest Holders arising out of or caused in whole or in part by any actions which are taken by the Bank to comply with the Relevant Requirements (including, without limitation, those actions referred to in Section 13.5 above).

14.	The Effect of Subcustodian Agreements

14.1	The parties hereby acknowledge and agree that this Agreement shall apply to the Investments under the QFII regime in China only without prejudice against any rights or obligations of the Bank under the Subcustodian Agreements and that in respect of any others matters or services provided by the Bank in connection with the custody of the Investments in China not provided for herein, the terms of the Subcustodian Agreement shall apply. In the event that there is any inconsistency or conflict between the terms of this Agreement and the Subcustodian Agreements, the terms of this Agreement shall prevail.

14.2	The QFII Applicant, in its capacity as the QFII and the Funds agree that the Global Custodians shall act as agent in any discussions with Bank regarding provisions of this Agreement, and also for the purposes of transmitting any communications and delivering any information or documents between the QFII Applicant and/or a Fund and the Bank as contemplated under this Agreement. Any such information, documents or communication addressed to QFII Applicant and/or a Fund and transmitted by Bank to the relevant Global Custodian, shall be deemed to be delivered to QFII Applicant and/or the Fund.

15.	Fees

As consideration for the services provided hereunder, the parties shall be entitled to such fees and expenses as agreed to separately with the Global Custodians.

16.	Effective Date

This Agreement shall become effective as of the date first set forth above.

17.	Variation

The QFII Applicant, in its capacity as the QFII and the Funds acknowledge that the Relevant Regulations and Applicable Laws are subject to modification or changes from time to time. All references to such regulations or provisions thereof specifically mentioned in this Agreement shall include any subsequent changes, supplements or replacement of such regulations or laws or relevant provisions. If any provisions of this Agreement are or become inconsistent with Relevant Regulations or Applicable Laws, the requirements under the Relevant Regulations or Applicable Laws shall to the extent of the inconsistency prevail over such provisions, and the parties agree to change, vary or amend the terms of this Agreement in writing, if necessary, to bring the provisions of this Agreement in line with the requirements of the Relevant Regulations and/or Applicable Laws.

18.	Termination

This Agreement may be terminated:
(a)	by Bank immediately without prior notice to the QFII Applicant or the Funds if the QFII Applicant or a Fund fails to comply with any of the provisions of this Agreement or if any of the representations and/or warranties contained in this Agreement shall cease to be true and correct and/or if the QFII Applicant’s QFII License or Foreign Exchange Registration Certificate becomes invalid or subject to revocation by the relevant Authorities, provided that the Bank shall follow applicable procedures in relation to the closure of account as laid down in the Foreign Exchange Regulations or other relevant regulations including the proper disposition of assets; or

(b)	by any party upon sixty (60) days’ prior written notice to the others, sent by certified or registered mail to the address set forth herein or to such other address as may be from time to time be notified by any party to the other parties in accordance with Section 19 hereto, provided that the Agreement shall not be terminated until such time as a new QFII custodian shall be appointed, and provided further that each party hereto shall continue to fulfill its respective obligations under the Agreement until such time as all assets of the Funds have been transferred to the QFII’s new local custodian; or

(c)	upon the termination of the Subcustodian Agreements.
For the avoidance of doubt, upon the termination of (i) a Subcustodian Agreement between a Global Custodian and the Bank, or (ii) the termination of the Custody Agreement between the Trust and a Global Custodian, this Agreement will no longer be operative with respect to the relevant Global Custodian.
Notwithstanding the termination of this Agreement, unless otherwise agreed to by the parties, any unfulfilled obligations hereunder (including any accrued fees and expenses) shall survive the termination of this Agreement.

19.	Notices

19.1	All notices between the parties shall be in written form and written in English and may be delivered either by courier/messenger or prepaid post, SWIFT, fax, and such other forms of communications subject to terms and conditions as may be agreed upon by the Bank, QFII Applicant, and Global Custodian. The addresses and contact details of the parties are as follows.

Bank:

Address: 33rd Floor, HSBC Building, Shanghai ifc, 8 Century Avenue, Pudong, Shanghai, China

Telephone: 86 21 3888 2381

FAX: 86 21 6841 1018

SWIFT Address: HSBCCNSH

Attention: Sophia Chung

QFII Applicant: Janus Capital Management LLC

Address: 151 Detroit Street, Denver, Colorado USA 80206

Telephone: 303 394 7609

SWIFT Address: Not Applicable

Attention: Heidi W. Hardin, Senior Vice President and General Counsel

Global Custodians:

(address and contact details are set out in Schedule 2)

Funds:

Address: 151 Detroit Street, Denver, Colorado USA 80206

Telephone: 303 394 6459

SWIFT Address: Not Applicable

Attention: Stephanie Grauerholz-Lofton, Chief Legal Officer

19.2	Notices served under Section 19.1 shall be deemed delivered on the following dates:
(a)	By courier or messenger, on the date of delivery as set out in the records of the relevant delivery company;

(b)	By post, the date falling 7 days (excluding any days when the receiving party is not open for business) after being posted, first class or similar postage prepaid, in a duly addressed envelope; or

(c)	By SWIFT, on receipt of an answerback message confirming receipt.
19.3	During the term of this Agreement each party shall have the right to change its address or other details for receiving notices at any time, provided that the other parties is given notice of such change pursuant to Section 19.1. Any changes shall take effect as at the effective date of the notice notifying the other parties of such changes in accordance with the provisions of Section 19.2.

20.	Delegation

It is acknowledged as agreed generally that the Bank is entitled to utilize a local entity being a subsidiary of the Bank or its associates within the HSBC group of companies (“Associate”) as agent for the performance of services under this Agreement, and will delegate to the Associate such duties and obligations as will be necessary to permit the Associate to perform such services. Any delegation by the Bank will be done subject to the Bank’s warranty that such Associate is duly licensed to do business in the PRC. Reference to services to be performed by Bank includes services to be performed by the Associate as agent for the Bank. The Bank is fully responsible for the acts and omissions of the Associate.

For the avoidance of doubt, the term “Bank” shall refer to both Hongkong and Shanghai Banking Corporation Limited and to the Associate acting as the Bank’s agent and any obligations of the Bank shall be deemed to be obligations of the Bank to perform such obligations or to procure the performance of such obligations by the Associate.

21.	Assignment or Transfer; Successor in Interest

This Agreement shall not be assignable or transferable by any party hereto, but any successor in interest of any party hereto shall be bound by this Agreement.

22.	Law and Jurisdiction

This Agreement shall be construed in accordance with the same law that governs the Subcustodian Agreement and any dispute shall be submitted to the non-exclusive jurisdiction of such Courts as specified in the Subcustodian Agreement but this Agreement may be enforced in the Courts of any competent jurisdiction.

23.	Executed Versions

This Agreement may be prepared and executed in both English and Chinese. In the event that the Authorities require that a Chinese version is executed or a Chinese translation of this Agreement is prepared for the purpose of carrying out the necessary procedures with the Authorities, for such purpose, the Chinese version or Chinese translation shall prevail if there is any inconsistency or ambiguity between the Chinese version or translation and the English version of this Agreement. For all other purposes, the English version shall prevail. If an executed Chinese version of this Agreement is not required by any of the Authorities, this Agreement shall be executed in English version only.

24.	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts shall together constitute but one and the same instrument.
[Remainder of Page Intentionally Left Blank]

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the day and year first above written.

SIGNED by	)
for and on behalf of	)
THE HONGKONG AND SHANGHAI	)
BANKING CORPORATION LIMITED	)
in the presence of:-

SIGNED by Heidi W. Hardin	)
for and on behalf of	)
JANUS CAPITAL MANAGEMENT LLC	)
in the presence of:-

SIGNED by Stephanie Grauerholz-Lofton	)
for and on behalf of	)
JANUS ASIA EQUITY FUND	)
JANUS CONTRARIAN FUND	)
JANUS EMERGING MARKETS FUND	)
JANUS GLOBAL RESEARCH FUND	)
JANUS GLOBAL SELECT FUND	)
JANUS GLOBAL TECHNOLOGY FUND	)
JANUS INTERNATIONAL EQUITY FUND	)
JANUS OVERSEAS FUND	)
OVERSEAS PORTFOLIO	)
GLOBAL TECHNOLOGY PORTFOLIO	)
in the presence of:-

Schedule 1
Rectification Procedures
1.	In case of any over-purchase of PRC Securities where the balance of the RMB Special Account is not sufficient to pay for the net settlement amount payable by the Bank on the same Trading Day, the QFII Applicant, in its capacity as the QFII and on behalf of the Funds, and the Bank agree to deal with such over-purchase in accordance with the following provisions:
(a)	in the event that either of the foregoing parties discovers that there has been an over-purchase of PRC Securities, it shall inform the other party, the Global Custodian and the relevant PRC Broker of the same at the earliest possible opportunity so as to ascertain which party is liable for the error of over-purchase as soon as possible;

(b)	the Bank shall report the over-purchase to the CSRC and CSDCC at the earliest possible opportunity;

(c)	in the event that the over-purchase of PRC Securities is caused by an error of the Bank, the Bank shall assume liability for delivery and settlement in respect of the over-purchased PRC Securities pursuant to the provisions of the QFII Securities Transactions Notice and shall be entitled to dispose of and retain the earnings of the over-purchased PRC Securities. The Bank may appoint a broker to dispose of the over-purchased PRC Securities. The Bank shall bear any transfer fee, stamp duty or any other costs, charges or interest in connection with such over-purchase;

(d)	in the event that the over-purchase of PRC Securities is caused by an error of a PRC Broker, the Bank and the relevant PRC Broker shall go through the procedures for a non-trading transfer of the over-purchased PRC Securities with CSDCC by such prescribed or agreed deadline not later than the next following Trading Day (“T+1 Day”) so as to transfer the over-purchased PRC Securities to such PRC Broker and to allow the transfer by CSDCC of the funds with an amount equivalent to the value of the over-purchased PRC Securities from the clearing reserve account of the relevant PRC Broker to the clearing reserve account of the Bank. The relevant PRC Broker shall bear any transfer fee, stamp duty or any other costs, charges or interest in connection with such over-purchase;

(e)	in the event that the over-purchase of PRC Securities is caused by an error of the QFII Applicant, in its capacity as the QFII and on behalf of the Funds, the procedures set out in subparagraph 1(d) above will be followed. The QFII Applicant in its capacity as the QFII and on behalf of the Funds, and the Bank each acknowledge that a PRC Broker shall be required to dispose of the over-purchased PRC Securities on the instructions of the QFII Applicant on behalf of the Funds. If the proceeds obtained after the disposal of the over-purchased PRC Securities are insufficient to cover the over-purchased amount and the relevant expenses in full, the QFII Applicant in its capacity as the QFII and on behalf of the Funds, shall bear the shortfall and make payment to the relevant PRC Broker;

(f)	if, by 12:00 pm (PRC time) on T+1 Day, the QFII Applicant, in its capacity as the QFII and on behalf of the Funds, the Bank and the relevant PRC Broker fail to determine the reasons for such over-purchase of PRC Securities or fail to ascertain the party who is liable for the error of over-purchase, the QFII Applicant, in its capacity as the QFII and on behalf of the Funds, and the Bank agree that such PRC Broker shall be the party responsible for undertaking delivery and accepting responsibility to CSDCC with respect to the over-purchase of PRC Securities for whatever reason in accordance with the provisions of the QFII Securities Transactions Notice;

(g)	if, prior to 12:00 pm (PRC time) on T+3 Day, the QFII Applicant, in its capacity as the QFII and on behalf of the Funds, the Bank and the relevant PRC Broker still cannot determine the party responsible for the over-purchased order, any income or gains from the disposal of the over-purchased PRC Securities in question shall be used to set off against any costs, fees and expenses reasonably incurred by such PRC Broker for effecting delivery of the over-purchased PRC Securities in accordance with paragraph (f) above. Any surplus income or gains after such set off will be shared equally between the QFII Applicant in its capacity as the QFII and on behalf of the Funds, and such PRC Broker. However, if the income or gains are insufficient to cover the costs, fees and expenses reasonably incurred by the relevant PRC Broker in effecting delivery of the over-purchased PRC Securities, the QFII Applicant, in its capacity as the QFII and on behalf of the Funds, and such PRC Broker shall share such costs, fees and expenses equally. If, at any time, a party is determined to be the ultimate responsible party for the over-purchased order, such party shall immediately pay to the other party the amount the other party had paid in sharing the costs, fees, and expenses, or the first party shall pay any income or gains it previously received to such party, as the case may be.
2.	The QFII Applicant, in its capacity as the QFII and on behalf of the Funds, shall provide and shall use reasonable endeavors to request the relevant PRC Broker to provide all information, relevant documents or reports in a timely manner to allow sufficient time for the Bank to make any application for a non-trade transfer as mentioned in Paragraph 1 above within such time limit as is prescribed by the QFII Securities Transactions Notice.

3.	The QFII Applicant, in its capacity as the QFII, the Funds and the Bank each acknowledge that in the case of an over-purchase of PRC Securities, whether due to the fault of the QFII Applicant, in its capacity as the QFII and on behalf of the Funds, a PRC Broker or the Bank, and/or if the Bank or the relevant PRC Broker fails to assume the responsibilities for delivery and acceptance of the over-purchased PRC Securities in accordance with sub-paragraphs 1(c), (d), (e) and (f) above or otherwise as provided in the QFII Securities Transactions Notice, CSDCC shall have the right to retain and/or sell any PRC Securities credited to the Securities Account in accordance with the provisions of the QFII Securities Transactions Notice, as may be amended from time to time.

4.	The QFII Applicant, in its capacity as the QFII and on behalf of the Funds, and the Bank each further acknowledges that in the event that there is a short sale of PRC Securities executed by the relevant PRC Broker on behalf of the QFII Applicant in its capacity as the QFII and on behalf of the Funds, for any given Securities Accounts, the CSDCC is entitled to retain the proceeds of the

PRC Securities sold short and to use such proceeds to buy in the same amount of PRC Securities as the PRC Securities sold short in accordance with the Relevant Regulations.

Schedule 2
Part 1 — List of Customer Accounts

Name of Trusts	Name of Funds	Global Custodian
(A) Janus Investment Fund	Janus Asia Equity Fund Janus Contrarian Fund	State Street Bank and Trust Company
Janus Emerging Markets Fund
Janus Global Research Fund
Janus Global Select Fund
Janus Global Technology Fund
Janus International Equity Fund
Janus Overseas Fund

(B) Janus Aspen Series	Overseas Portfolio Global Technology Portfolio	State Street Bank and Trust Company
Part 2 — List of Custody Agreements and Subcustodian Agreements (which may be updated by parties as mutually agreed in writing from time to time)
Global Custodian A: State Street Bank and Trust Company
Address: State Street Bank & Trust Company, 68th floor Two International Finance Center, 8 Finance Street, Central, Hong Kong
Telephone: (852) 2840 5468
SWIFT Address: SBOSUS3CA
Attention: Sophia Yuen
Subcustodian Agreement dated October 1, 1991 between A and The Hongkong and Shanghai Banking Corporation Limited